Exhibit 16.1





April 21, 2005


Securities and Exchange Commission
Washington, D.C.  20549


Ladies and Gentlemen:

We were previously principal accountants for SkyTerra Communications, Inc. and subsidiaries and, under the date of March 31, 2005, we reported on the consolidated financial statements of SkyTerra Communications, Inc. and subsidiaries ("SkyTerra Communications") as of and for the years ended December 31, 2004 and 2003. On April 18, 2005, our appointment as principal accountants was terminated. We have read SkyTerra Communications' statements included under Item 4.01 of its Form 8-K dated April 21, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with SkyTerra Communications' statement that: (1) the change was recommended by the audit committee and approved by the board of directors; (2) that the audit committee notified Deloitte & Touche LLP that it had been appointed to serve as SkyTerra Communications' independent auditors; (3) that on April 21, 2005, SkyTerra Communications executed an engagement letter with Deloitte & Touche LLP; or (4) any of the statements made in the 3rd paragraph under Item 4.01.

Very truly yours,

/s/ KPMG LLP